Exhibit 99.2

SCANA Corporation
2008 – 2010 Projections for Capital Expenditures

Projected Capital Expenditures (CAPEX)
(millions of dollars)
	2008	2009	2010	3-Year Total
SCE&G & GENCO:
New Generating Capacity - 2011 Peaker	-	-	$98	$98
- 2016 Nuclear	$121	181	457	759
Environmental (see below)	280	94	28	402
Other Electric	338	345	314	997
Nuclear Fuel	6	27	73	106
Gas	65	61	67	193
Common	12	11	7	30
Other	1	--	--	1
Total SCE&G & GENCO	823	719	1,044	2,586
PSNC Energy	85	80	81	246
Other Companies Combined	80	80	42	202
Total SCANA	$988	$879	$1,167	$3,034

Projected Environmental CAPEX (included above)	2008	2009	2010	3-Year Total
(millions of dollars)

Scrubbers – Williams & Wateree Station	$244	$79	$5	$328
NOX Reduction – Cope Station	27	2	-	29
Other	9	13	23	45
Total Environmental	$280	$94	$28	$402

SAFE HARBOR STATEMENT

This presentation includes projections that are considered "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, estimated construction and other expenditures and factors affecting the availability of synthetic fuel tax credits. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) regulatory actions, particularly changes in rate regulation and environmental regulations; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7) the results of financing efforts; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9)  the effects of weather, including drought, especially in areas where the Company’s generation and transmission facilities are located and in areas served by SCANA's subsidiaries (10) payment by counterparties as and when due; (11) the results of efforts to license, site and construct facilities for baseload electric generation; (12) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (13) performance of SCANA’s pension plan assets; (14)  inflation; (15) compliance with regulations; and (16) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or South Carolina Electric & Gas Company (SCE&G) with the United States Securities and Exchange Commission (SEC).  The Company disclaims any obligation to update any forward-looking statements.

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